     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1995
                                        REGISTRATION STATEMENT NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 STAPLES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

            DELAWARE                                                   04-2896127
(State or other jurisdiction of                           (I.R.S. Employer Identification No.)
 incorporation or organization)

                            100 PENNSYLVANIA AVENUE
                                 P.O. BOX 9328
                      FRAMINGHAM, MASSACHUSETTS 01701-9328
                                 (508) 370-8500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            ------------------------

                          PETER M. SCHWARZENBACH, ESQ.
                                   Secretary
                                 STAPLES, INC.
                            100 PENNSYLVANIA AVENUE
                                 P.O. BOX 9328
                      FRAMINGHAM, MASSACHUSETTS 01701-9328
                                 (508) 370-8500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   Copies to:

  Patrick J. Rondeau, Esq.                                   Gordon H. Hayes, Jr., Esq.
       Hale and Dorr                                         Testa, Hurwitz & Thibeault
      60 State Street                                             53 State Street
Boston, Massachusetts 02109                                 Boston, Massachusetts 02109
       (617) 526-6000                                              (617) 248-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
==============================================================================================================
                                                               PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
TITLE OF EACH CLASS                             AMOUNT TO BE    OFFERING PRICE  AGGREGATE OFFERING REGISTRATION
OF SECURITIES TO BE REGISTERED                   REGISTERED      PER SHARE(1)        PRICE(1)          FEE
- ---------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0006 par value...... 5,750,000 shares       $29.75       $171,062,500      $58,988
==============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to
    Rule 457(c) and based upon prices on the Nasdaq National Market on June 14, 1995.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.
================================================================================

                                5,750,000 SHARES

                                    STAPLES
                                  COMMON STOCK
                            ------------------------
    This Prospectus covers the issuance and sale of 5,750,000 shares of Common Stock of Staples, Inc. (the "Company") issuable to holders of the Company's outstanding 5% Convertible Subordinated Debentures due 1999 (the "Debentures") upon conversion of the Debentures or issuable to Alex. Brown & Sons Incorporated (the "Purchaser") under the standby arrangements described herein, and the resale to the public by the Purchaser of any such shares of Common Stock. As of June 19, 1995, Debentures in an aggregate principal amount of $115,000,000 were outstanding.

    The Company has called for redemption on July 10, 1995 (the "Redemption Date") all of the outstanding Debentures, at a redemption price of $1,035.71 plus accrued interest of $9.72 from May 1, 1995 to the Redemption Date, for a total of $1,045.43, for each $1,000 principal amount of Debentures (the "Redemption Price"). Prior to 5:00 p.m., Boston, Massachusetts time (the "Close of Business"), on June 30, 1995 (the "Expiration Date"), holders of Debentures may convert their Debentures into shares of Common Stock at a conversion price of $20.00 aggregate principal amount of Debentures per share of Common Stock. Any Debentures not surrendered for conversion by the Close of Business on the Expiration Date will be redeemed on the Redemption Date. Holders of Debentures who elect to convert their Debentures into Common Stock will not be entitled to receive accrued interest on their Debentures from May 1, 1995 (the most recent interest payment date). The Company's Common Stock is traded on the Nasdaq National Market under the symbol SPLS. On June 16, 1995, the last reported sale price of the Common Stock on the Nasdaq National Market, as reported by Nasdaq, was $29.94 per share. See "Price Range of Common Stock and Dividend Policy." Holders of Debentures are urged to obtain current information as to the market prices of the Common Stock.

    The Company has entered into a standby purchase agreement with the Purchaser pursuant to which the Purchaser has agreed, subject to certain conditions, to purchase from the Company such number of shares of Common Stock as would have been issuable upon the conversion of any Debentures which have not been duly surrendered for conversion by the Close of Business on the Expiration Date. The purchase price for such shares of Common Stock will be an amount equal to the aggregate Redemption Price of such Debentures. The Purchaser has agreed to remit to the Company 50% of the excess of the aggregate proceeds received upon the resale by the Purchaser of such shares of Common Stock (net of selling concessions, certain costs of funds and certain other costs) over the aggregate purchase price paid by the Purchaser for such shares. Pursuant to the terms of the standby agreement, the Company has agreed to pay to the Purchaser (i) $240,000, (ii) the Purchaser's out-of-pocket expenses incurred in connection herewith (not to exceed $25,000), (iii) $.50 per share for each share of Common Stock in excess of 287,500 shares but less than or equal to 2,875,000 shares purchased by the Purchaser pursuant to the Standby Agreement and (iv) $.65 per share for each share of Common Stock in excess of 2,875,000 shares purchased by the Purchaser pursuant to the standby agreement. The Purchaser may acquire Debentures in the open market or otherwise prior to the Close of Business on the Expiration Date. The Purchaser has agreed to convert into Common Stock all Debentures owned by it or so acquired. See "Standby and Other Arrangements."

    Prior to or after the Redemption Date, the Purchaser intends to offer shares of Common Stock, including shares of Common Stock acquired pursuant to the standby arrangements or upon the conversion of Debentures, directly to the public at prices set from time to time by the Purchaser. The Purchaser intends that such prices will not be increased more than once in any calendar day and will not exceed the highest price at which a dealer not participating in such distribution is then offering shares of Common Stock to other dealers, plus the amount of any concession to dealers. In effecting such transactions, the Purchaser may realize profits or losses independent of the compensation described under "Standby and Other Arrangements." The Purchaser may also make sales to dealers at prices which represent concessions, in amounts to be determined from time to time by the Purchaser, from the prices at which such shares of Common Stock are then being offered to the public. Any shares of Common Stock so offered are subject to prior sale, when, as and if delivered to and accepted by the Purchaser, and subject to the Purchaser's right to reject orders in whole or in part.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                               ALEX. BROWN & SONS
                                  INCORPORATED
                 The date of this Prospectus is June 20, 1995.

     IN CONNECTION WITH THIS OFFERING, THE PURCHASER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK, THE DEBENTURES OR BOTH AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended January 28, 1995;

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended April 29, 1995; and

          (3) The Company's Registration Statement on Form 8-A dated April 7, 1989 registering the Common Stock under Section 12(g) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary of the Company, 100 Pennsylvania Avenue, P.O. Box 9328, Framingham, Massachusetts 01701-9328; telephone (508) 370-8500.

     Except as otherwise noted, all information in this Prospectus reflects the three-for-two splits of the Company's Common Stock effected in the form of 50% stock dividends in December 1993 and October 1994.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                  THE COMPANY

     Staples pioneered the office supplies superstore concept in 1986 and is a leading office supplies retailer with over 370 stores in North America. These retail superstores serve small businesses and home office customers by offering one-stop shopping for their office products needs and by carrying a wide selection of products at prices substantially below those customarily available from traditional sources. Through recent acquisitions of contract stationers and increased focus on Staples Direct, the Company's mail order delivery business, Staples has expanded its customer base to include medium- and large-size businesses. As a result, the Company is now positioned to serve the needs of customers in all end-user segments of the office products market.

     Staples has experienced substantial growth since its inception in 1986. The Company's growth strategy is focused on three principal business areas:

     North American Superstores. The Company will seek to grow its core business through new store expansion and through comparable store sales growth. Staples operates three retail formats in North America: Staples -- The Office Superstore, Staples Express Superstore and The Business Depot Superstore. During fiscal 1995, the Company plans to open approximately 87 stores, and Staples expects to end fiscal 1995 with approximately 437 stores, including 64 stores in Canada and 16 Staples Express Superstores.

     Contract and Commercial. In 1994, the Company established Staples Contract and Commercial, the Company's delivery business unit, which utilizes three different sales approaches to deliver office products to small, medium and large companies. Staples Direct, the Company's mail order business, primarily targets companies with less than 20 office workers. Staples Business Advantage, which is comprised of several regional contract stationers, targets medium to large companies, typically with 20 to 100 office workers. Staples National Advantage, the Company's national contract stationer, targets large companies (greater than 100 office workers) with multiple locations around the United States. The Company is expanding its contract and commercial business both through internal growth and additional acquisitions of regional contract stationers.

     International. The Company believes that foreign markets may provide additional growth opportunities for the latter part of the 1990s. Staples has approached foreign markets through joint ventures in order to take advantage of local operating expertise and reduce the risk associated with entering these new markets. Staples has joint ventures in the United Kingdom and Germany. By the end of fiscal 1995, the Company expects that its United Kingdom joint venture will be operating 30 stores and that its German joint venture will be operating 15 stores.

     The Company's executive offices are located at 100 Pennsylvania Avenue, P.O. Box 9328, Framingham, Massachusetts 01701-9328 (telephone: (508) 370-8500). The Company was organized in November 1985. As used in this Prospectus, the terms the "Company" and "Staples" refer to Staples, Inc., a Delaware corporation, and its subsidiaries.

                                USE OF PROCEEDS

     The net proceeds, if any, received by the Company from the sale of Common Stock to the Purchaser pursuant to the standby arrangements described herein will be used to pay the Redemption Price for the Debentures not surrendered for conversion. Any other amounts received by the Company from the Purchaser pursuant to the profit-sharing arrangement described herein will be used for general corporate purposes. The amount of the proceeds to be received by the Company from the Purchaser is not determinable at this time, because neither the number of shares, if any, that will be sold to the Purchaser nor the amount of profit that the Purchaser will realize upon resale of such shares can be determined at this time. The Company will not receive any cash proceeds from the issuance of Common Stock upon conversion of Debentures.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol SPLS. The following table sets forth for the periods indicated the high and low sale prices per share of the Common Stock on the Nasdaq National Market, as reported by Nasdaq.

                                                                        HIGH       LOW
                                                                       ------     ------
    Fiscal Year Ended January 29, 1994
      First Quarter..................................................  $17.00     $11.33
      Second Quarter.................................................   15.44      10.39
      Third Quarter..................................................   17.44      11.67
      Fourth Quarter.................................................   18.50      13.67
    Fiscal Year Ended January 28, 1995
      First Quarter..................................................   21.17      16.17
      Second Quarter.................................................   20.33      16.08
      Third Quarter..................................................   24.00      15.83
      Fourth Quarter.................................................   25.25      19.75
    Fiscal Year Ending January 27, 1996
      First Quarter..................................................   29.00      22.88
      Second Quarter (through June 16, 1995).........................   30.50      22.88

     The closing sale price of the Common Stock on the Nasdaq National Market on June 16, 1995, as reported by Nasdaq, was $29.94 per share.

     The Company has never paid cash dividends on its Common Stock. The Company presently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's revolving credit agreement restricts the payment of dividends. See "Description of Capital Stock -- Common Stock."

                          REDEMPTION OF THE DEBENTURES

     The Company has called for redemption, on the Redemption Date (July 10, 1995), all of the outstanding Debentures. In accordance with the terms of the Indenture dated as of November 2, 1992 between the Company and The First National Bank of Boston, as Trustee (the "Trustee"), holders of Debentures will be entitled to receive a Redemption Price of $1,045.43 for each $1,000 principal amount of Debentures (representing $1,035.71 in principal and redemption premium plus $9.72 in accrued interest from May 1, 1995). Payment of the Redemption Price will be made by the Trustee on and after the Redemption Date upon receipt of the Debentures. From and after the Redemption Date, interest will cease to accrue on the Debentures (unless the Company shall default in the payment of the Redemption Price) and holders of Debentures will not have any rights under the Debentures other than the right to receive the Redemption Price upon surrender of the Debentures for redemption. All Debentures outstanding on the Redemption Date will be deemed to be redeemed by the Company, whether or not they have been surrendered for redemption. Holders of Debentures are referred to the Notice of Redemption issued by the Company for information concerning how and where the Debentures are to be surrendered for payment of the Redemption Price.

     The following alternatives to redemption are available to holders of
Debentures:

     1. Conversion. Prior to the Close of Business on the Expiration Date (June 30, 1995), holders of Debentures may convert their Debentures into shares of Common Stock at a conversion price of $20.00 aggregate principal amount of Debentures per share of Common Stock. Holders of Debentures who elect to convert their Debentures into Common Stock will not be entitled to receive accrued interest on their Debentures from May 1, 1995 (the most recent interest payment date).

Debentures not surrendered for conversion prior to 5:00 p.m., Boston, Massachusetts time, on June 30, 1995 will be redeemed as described above. Holders of Debentures are referred to the Notice of Redemption issued by the Company for information concerning how and where the Debentures are to be surrendered for conversion.

     On June 16, 1995, the last reported sale price of the Common Stock on the Nasdaq National Market, as reported by Nasdaq, was $29.94 per share. Based on this price, the market value of the Common Stock issuable upon conversion of each $1,000 principal amount of Debentures is $1,496.88. The Redemption Price for each $1,000 principal amount of Debenture is $1,045.43. SO LONG AS THE MARKET PRICE OF THE COMMON STOCK IS $20.91 PER SHARE OR GREATER, HOLDERS WHO CONVERT THEIR DEBENTURES WILL RECEIVE COMMON STOCK WITH A MARKET VALUE AT SUCH TIME GREATER THAN THE REDEMPTION PRICE.

     2. Sale. Holders of Debentures may sell their Debentures in the open market at prevailing prices. Holders of Debentures who wish to sell their Debentures should consult with their own financial advisors regarding the opportunities for and consequences of such a sale.

     Holders of Debentures are urged to consult with their own tax advisors concerning the tax consequences of a redemption, conversion or sale of Debentures.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 200,000,000 shares of Common Stock, $.0006 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

     As of May 31, 1995, there were 63,481,425 outstanding shares of Common Stock held by approximately 5,500 holders of record. The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the Common Stock entitled to vote in any election of Directors may elect all of the Directors standing for election. The holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares are, and the shares issuable upon conversion of the Debentures or to the Purchaser pursuant to the standby arrangements will be, when issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may issue in the future. In addition, the rights of holders of Common Stock to receive dividends are limited by the Company's revolving credit agreement, which provides that the Company may not pay any dividends in any fiscal year in excess of 25% of the consolidated net income of the Company for such fiscal year.

PREFERRED STOCK

     Preferred Stock may be issued from time to time in one or more series and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date on which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among others, mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation requires that holders of two-thirds of the Company's issued and outstanding stock entitled to vote thereon approve any merger, consolidation, dissolution or sale of all or substantially all of the assets of the Company.

     The Company has included in its Certificate of Incorporation and By-laws provisions to (i) eliminate the personal liability of its Directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and

(ii) indemnify its Directors and officers to the fullest extent permitted by
Section 145 of the Delaware Law, including under circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as Directors and officers.

TRANSFER AGENT

     The transfer agent for the Common Stock is The First National Bank of
Boston.

                         STANDBY AND OTHER ARRANGEMENTS

     The Company has entered into a standby purchase agreement (the "Standby Agreement") with the Purchaser pursuant to which the Purchaser has agreed, subject to certain conditions, to purchase from the Company such number of shares of Common Stock as would have been issuable upon conversion of any Debentures which have not been duly surrendered for conversion by the Close of Business on the Expiration Date for a purchase price equal to the aggregate Redemption Price of such Debentures. The Purchaser has agreed to remit to the Company 50% of the excess of the aggregate proceeds received upon the resale by the Purchaser of such shares of Common Stock (net of selling concessions, certain costs of funds and certain other costs) over the aggregate purchase price paid by the Purchaser for such shares.

     The Purchaser may acquire Debentures in the open market or otherwise prior to the Close of Business on the Expiration Date. The Purchaser has agreed to convert into Common Stock all Debentures owned by it or so acquired.

     The Company has been advised by the Purchaser that it proposes to offer any shares of Common Stock purchased from the Company pursuant to the Standby Agreement or acquired upon conversion of Debentures for resale as set forth on the cover page of this Prospectus. The Purchaser may also make sales of such shares to certain securities dealers at prices which may represent concessions from the prices at which shares are then being offered to the public, and such dealers may reallow a concession to certain other brokers and dealers. The amount of such concessions and reallowances will be determined from time to time by the Purchaser.

     Pursuant to the terms of the Standby Agreement and in consideration of the Purchaser's obligations thereunder, the Company has agreed to pay to the Purchaser (i) $240,000, (ii) the Purchaser's out-of-pocket expenses incurred in connection herewith (not to exceed $25,000), (iii) $.50 per share for each share of Common Stock in excess of 287,500 shares but less than or equal to 2,875,000 shares purchased by the Purchaser pursuant to the Standby Agreement and (iv) $.65 per share for each share of Common Stock in excess of 2,875,000 shares purchased by the Purchaser pursuant to the Standby Agreement. Notwithstanding the foregoing, under no circumstances shall the aggregate underwriters' compensation payable under the Standby Agreement exceed the maximum amount permitted to be paid under the rules and interpretations of the National Association of Securities Dealers, Inc.

     Pursuant to the Standby Agreement, the Company has agreed that it will not, without the written consent of the Purchaser, sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares, or register the public offering, sale or other distribution of any shares of Common Stock held by third parties, with certain exceptions, for a period of 90 days commencing on June 20, 1995. Such restriction on the Company will terminate if the Purchaser purchases less than 575,000 shares of Common Stock pursuant to the Standby Agreement and will terminate in any event on and after the Purchaser's completion of the distribution of any shares of Common Stock that may be purchased under the Standby Agreement.

     The Company has agreed to indemnify the Purchaser against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Purchaser may be required to make in respect thereof.

     The Purchaser may assist the Company in providing information regarding conversions of Debentures but will not receive any compensation by the Company for any such assistance.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Purchaser by Testa, Hurwitz & Thibeault.

                                    EXPERTS

     The consolidated financial statements of Staples, Inc. at January 28, 1995 and January 29, 1994, and for each of the three years in the period ended January 28, 1995, incorporated by reference from the Company's Annual Report on Form 10-K for the year ended January 28, 1995, as amended by Amendment No. 1 on Form 10-K/A, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

     The balance sheet of National Office Supply Company, Inc. as of June 30, 1992, and the related statements of earnings and retained earnings and cash flows for the year then ended, incorporated by reference in Staples' Annual Report on Form 10-K for the year ended January 28, 1995, as amended by Amendment No. 1 on Form 10-K/A, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

     The financial statements referred to above are incorporated by reference in reliance upon such reports given upon authority of such firms as experts in accounting and auditing.

===============================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE PURCHASER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

            ------------------------

               TABLE OF CONTENTS
                                        PAGE
                                        ----
Available Information...............      2
Incorporation of Certain Documents
  by Reference......................      2
The Company.........................      4
Use of Proceeds.....................      4
Price Range of Common Stock and
  Dividend Policy...................      5
Redemption of the Debentures........      5
Description of Capital Stock........      7
Standby and Other Arrangements......      8
Legal Matters.......................      9
Experts.............................      9

===============================================================================

===============================================================================

                                5,750,000 SHARES

                                    STAPLES

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                               ALEX. BROWN & SONS

                                  INCORPORATED

                                 June 20, 1995

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

NATURE OF EXPENSE

    SEC Registration Fee.....................................................  $ 58,988
    Legal Fees and Expenses..................................................    30,000*
    Blue Sky Fees and Expenses...............................................    10,000*
    Accounting Fees and Expenses.............................................    35,000*
    Standby Underwriting Fees and Expenses...................................   265,000*
    Miscellaneous............................................................    51,012*
                                                                               --------
         TOTAL                                                                 $450,000*
                                                                               =========

- ---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that indemnification is proper under the circumstances. The Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     The Company's Certificate of Incorporation also provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

     The By-laws of the Company contain provisions to the effect that each director, officer and employee of the Company shall be indemnified by the Company against liabilities and expenses in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of the Company or of any other organization at the request of the Company. The provisions include indemnification with respect to matters covered by a settlement. Any such indemnification shall be made only if the Board determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if the Board of Directors directs, by independent legal counsel) or by stockholders, that indemnification is proper in the circumstances because the person seeking indemnification has met the applicable standards of conduct. It must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

     The Company has a Directors and officers liability policy that insures the Company's officers and directors against certain liabilities.

     The Standby Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification and contribution by the Purchaser with respect to certain liabilities of Directors, officers and other controlling persons of the Company.

ITEM 16.  EXHIBITS.

EXHIBIT                                      DESCRIPTION OF EXHIBIT
- -------                                      ----------------------
   1.1     --   Form of Standby Agreement
   4.1     --   Restated Certificate of Incorporation of the Company, as amended*
   4.2     --   Amended and Restated By-laws of the Company**
   5.1     --   Opinion of Hale and Dorr
  23.1     --   Consent of Ernst & Young LLP
  23.2     --   Consent of KPMG Peat Marwick LLP
  23.3     --   Consent of Hale and Dorr
  24.1     --   Power of Attorney

- ---------------
 * Incorporated by reference from Exhibit 4.1 to Registration Statement on Form S-3 (File No. 33-82360).

** Incorporated by reference from Exhibit 3.1 of the Quarterly Report on Form
   10-Q for the quarterly period ended July 31, 1993.

    ITEM 17.  UNDERTAKINGS.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, Commonwealth of Massachusetts on the 19th day of June, 1995.

                                          STAPLES, INC.

                                          By: /s/ THOMAS G. STEMBERG

                                            ------------------------------------
                                            Thomas G. Stemberg
                                            Chairman of the Board of
                                            Directors and Chief
                                            Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John B. Wilson, Peter M. Schwarzenbach and Patrick J. Rondeau, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Staples, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of June, 1995.

                SIGNATURE                                          TITLE
                ---------                                          -----
         /s/  THOMAS G. STEMBERG              Chairman of the Board of Directors and Chief
- ------------------------------------------    Executive Officer (Principal Executive Officer)
            Thomas G. Stemberg

           /s/  JOHN B. WILSON                Executive Vice President -- Finance and
- ------------------------------------------    Strategy and Chief Financial Officer (Principal
              John B. Wilson                  financial officer)

            /s/  JAMES FLAVIN                 Senior Vice President -- Finance (Principal
- ------------------------------------------    accounting officer)
               James Flavin

        /s/  MARY ELIZABETH BURTON            Director
- ------------------------------------------
          Mary Elizabeth Burton


                SIGNATURE                                          TITLE
- ------------------------------------------    -----------------------------------------------

         /s/  W. LAWRENCE HEISEY              Director
- ------------------------------------------
            W. Lawrence Heisey

              /s/  LEO KAHN                   Director
- ------------------------------------------
                 Leo Kahn

          /s/  DAVID G. LUBRANO               Director
- ------------------------------------------
             David G. Lubrano

         /s/  ROWLAND T. MORIARTY             Director
- ------------------------------------------
           Rowland T. Moriarty

         /s/  ROBERT C. NAKASONE              Director
- ------------------------------------------
            Robert C. Nakasone

           /s/  W. MITT ROMNEY                Director
- ------------------------------------------
              W. Mitt Romney

            /s/  MARTIN TRUST                 Director
- ------------------------------------------
               Martin Trust

            /s/  PAUL F. WALSH                Director
- ------------------------------------------
              Paul F. Walsh

       /s/  STEPHEN T. WESTERFIELD            Director
- ------------------------------------------
          Stephen T. Westerfield

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Staples, Inc. and subsidiaries for the registration of 5,750,000 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 1995, with respect to the consolidated financial statements of Staples, Inc. and subsidiaries included in its Annual Report on Form 10-K for the year ended January 28, 1995, as amended by Form 10-K/A, filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP

Boston, Massachusetts
June 19, 1995

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
  NATIONAL OFFICE SUPPLY COMPANY, INC.:

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Form S-3 and related prospectus of Staples, Inc. and subsidiaries dated June 20, 1995 and to the incorporation by reference therein of our report dated August 31, 1992, except as to the last paragraph of Note 3, which is as of September 25, 1992, relating to the balance sheet of National Office Supply Company, Inc. as of June 30, 1992 and the related statements of earnings and retained earnings and cash flows for the year then ended (not presented separately herein) with respect to the consolidated financial statements of Staples, Inc. and subsidiaries included in its Annual Report on Form 10-K for the year ended January 28, 1995, as amended by Form 10-K/A.

                                            KPMG PEAT MARWICK LLP

Short Hills, New Jersey
June 19, 1995

                                 EXHIBIT INDEX

EXHIBIT                                  DESCRIPTION OF EXHIBIT
- -------                                  ----------------------
   1.1      --  Form of Standby Agreement...............................................
   4.1      --  Restated Certificate of Incorporation of the Company, as amended........      *
   4.2      --  Amended and Restated By-laws of the Company.............................     **
   5.1      --  Opinion of Hale and Dorr................................................
  23.1      --  Consent of Ernst & Young LLP (appears on page II-6).....................
  23.2      --  Consent of KPMG Peat Marwick LLP (appears on page II-7).................
  23.4      --  Consent of Hale and Dorr (included in Exhibit 5.1)......................
  24.1      --  Power of Attorney (appears on pages II-4 and II-5 ).....................

- ---------------
 * Incorporated by reference from Exhibit 4.1 to Registration Statement on Form S-3 (File No. 33-82360).

** Incorporated by reference from Exhibit 3.1 of the Quarterly Report on Form
   10-Q for the quarterly period ended July 31, 1993.